SCHEDULE A

TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AND

ADMINISTRATION AGREEMENT

BETWEEN

SCHWAB CAPITAL TRUST AND CHARLES SCHWAB INVESTMENT MANAGEMENT,

INC.

Fund	Original Contract Date	Effective Date

Schwab International Index Fund	July 21, 1993	March 1, 2017

Schwab Small-Cap Index Fund	October 14, 1993	March 1, 2017

Schwab S&P 500 Index Fund	February 28, 1996	March 1, 2017

Schwab Total Stock Market Index Fund	April 15, 1999	March 1, 2017

Schwab Capital Trust	Charles Schwab Investment Management, Inc.

/s/ George Pereira	/s/ Marie Chandoha
George Pereira	Marie Chandoha
Chief Operating Officer	Chief Executive Officer

Dated as of March 1, 2017